Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of WM Technology, Inc. (the "Company") of our report dated March 16, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Company’s annual report on Form 10-K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Irvine, California
March 17, 2023